Exhibit 99.1

micromobility.com Inc. Enters into a Letter of Intent to Merge with EVMO, Inc.

Merger Aligned with MCOM Strategic Growth Plan

Pro-forma 2022 Combined Revenue of $34 Million

NEW YORK, June 07, 2023--(BUSINESS WIRE)--micromobility.com Inc. (the "Company" or "MCOM")(NASDAQ: MCOM), a pioneering global micromobility ecosystem, announced today that it has signed a Letter of Intent (LOI) to merge with EVMO, Inc. ("EVMO") (OTC: YAYO), a leading provider of fleet management and vehicle rentals for the rideshare and delivery gig economy. The merger is intended to strengthen each company’s market position and accelerate growth.

Salvatore Palella, CEO and Founder of micromobility.com Inc., commented, "We are thrilled to announce our intent to merge with EVMO, marking a pivotal moment in our growth strategy. This merger presents significant synergy opportunities, providing us with a robust platform for organic expansion both in North America and on a global scale. By joining forces with EVMO, we are poised to accelerate our transition from a sharing business to a resilient B2B enterprise, incorporating strategic mergers such as the long-term rental business of Wheels and launching a taxi hub platform through partnerships. Furthermore, this merger aligns perfectly with EVMO's strategic vision of increasing the presence of electric vehicles in its fleet. By leveraging our expertise and resources, EVMO would transition from the current 35% of EVs and hybrids to an impressive 100%. We are confident in driving sustainability and contributing to a greener future together."

Underscoring the opportunity for the combined company, EVMO recently reported strong first quarter financial performance. Record revenue was up 57% y/y driven by an expanding fleet and higher rental rates, and the company generated a positive adjusted EBITDA margin of 7%. The EVMO business model features great visibility, with 60% of customers renting for more than 80 consecutive days.

Giulio Profumo, CFO of micromobility.com Inc., said, "The proposed merger with EVMO represents a remarkable opportunity to quickly drive value creation for shareholders of both companies. Accounting for EVMO's revenue of $12.6 million in 2022, our combined pro-forma full-year revenue, including Wheels labs Inc., would have been $33.8 million, further bolstering our financial strength. In addition, EVMO's accomplishment of generating positive EBITDA in Q1 2023 aligns with our prudent M&A strategy, which prioritizes acquiring targets that generate robust cash flows. The potential for significant revenue synergies and cost optimization is compelling. We believe this deal builds on the many strategic initiatives we have undertaken so far in 2023, setting the stage for an even more dynamic future."

The LOI outlines the general terms and conditions for a proposed merger, whereby EVMO would merge with a newly-formed subsidiary of micromobility.com in a stock-for-stock exchange. The parties agree to negotiate in good faith toward the execution of definitive transaction agreements, including a merger agreement setting forth the exchange ratio and the other terms and conditions of the transactions contemplated by the LOI, and a proxy statement/registration statement on Form S-4 registering with the SEC the shares to be issued as well as the solicitation of proxies for Evmo shareholders to approve the merger. The definitive agreements are expected to be entered into within 30 days after signing this LOI, with the merger occurring promptly following satisfaction of the conditions thereto (anticipated to be no later than 60 days after filing the Form S-4 with the SEC).

The proposed merger is subject to several conditions, including the negotiation and execution of the definitive agreements, approval of the board of directors and the shareholders of each party, each party’s completion and satisfaction with the result of its due diligence investigations, and receipt of SEC clearance regarding the Form S-4. The parties have agreed to certain limitations for a period of 30-60 days on negotiating with other parties concerning any transaction that would result in the issuance of more than 49% of the voting equity of such party.

Advisors

Spartan Capital Securities, LLC is serving as financial advisors to the mergers and Ortoli and Rosenstadt LLP is serving as corporate legal counsel to micromobility.com Inc.

About micromobility.com Inc.

mmicromobility.com Inc., a disruptive leader in the micromobility sector, founded by Salvatore Palella in 2015, combines expertise in retail, shared services, and vehicle rentals to revolutionize urban transportation. With operations spanning across the US and Europe, the holding group encompasses shared micromobility solutions through Helbiz Inc., vehicle rentals via Wheels Labs Inc. and e-commerce and planned brick-and-mortar stores via the micromobility.com brand. Committed to providing eco-friendly, affordable solutions and enhancing global accessibility, micromobility.com Inc. sets the standard for professional excellence in the micromobility landscape. For more information, visit www.micromobility.com.

About EVMO, Inc.

EVMO, Inc. (OTC: YAYO) is a leading provider of vehicles to the rideshare and delivery gig economy industry. The company's focus on fleet management and customer service has enabled it to achieve impressive financial results, with record revenues and positive adjusted EBITDA highlighting the viability and strength of its business model.

Forward-Looking Statements

Certain statements made in this press release are "forward-looking statements'' within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward looking statements. Due to known and unknown risks, actual results may differ materially from expectations or projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) the failure to meet projected development and production targets; (ii) changes in applicable laws or regulations;(iii) the effect of the COVID-19 pandemic on either company and its current or intended markets; and (iv) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the "SEC") by either company. Additional information concerning these and other factors that may impact expectations and projections can be found in periodic filings with the SEC by each company, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the quarterly report on Form 10-Q for the quarter ending March 31, 2023. The SEC filings are available publicly on the SEC’s website at www.sec.gov. Any forward-looking statement made by us in this press release is based only on information currently available to Helbiz and speaks only as of the date on which it is made. Helbiz undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law. This news release does not constitute an offer or solicitation as to any securities.